UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial information for the six months ended June 30, 2019 and for the year ended December 31, 2018 combine the historical consolidated financial statements of Sinclair Broadcast Group, Inc., "Sinclair," and the combined financial statements of Fox Sports Net, LLC. and Related Businesses, "RSN Business." The unaudited pro forma condensed combined balance sheet, which we refer to as the "Pro Forma Balance Sheet" is presented as if the acquisition had occurred on June 30, 2019. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2019 and for the year ended December 31, 2018 are presented as if the merger had occurred on January 1, 2018, the first day of the year ended December 31, 2018, which we refer to as the "Pro Forma Statement of Operations." We refer to the Pro Forma Balance Sheet and the Pro Forma Statement of Operations together as the "unaudited pro forma financial information."
The unaudited pro forma financial information has been developed from, and should be read in conjunction with, the Sinclair unaudited interim condensed consolidated financial statements contained in the Sinclair Quarterly Report on Form 10-Q for the six months ended June 30, 2019, the Sinclair audited consolidated financial statements contained in the Sinclair Annual Report on Form 10-K for the year ended December 31, 2018, and the audited combined financial statements of Fox Sports Net, LLC and Related Businesses incorporated herein.
The pro forma adjustments give effect to events that are (1) directly attributable to the acquisition, (2) factually supportable and (3) with respect to the Pro Forma Statement of Operations, expected to have a continuing impact on the results of Sinclair after the closing of the transaction. Sinclair has a calendar year end which differs by more than 93 days as compared to the RSN Business which has a fiscal year end of June 30th. Adjustments were made to conform the proforma statements of operations of RSN business to a calendar year basis. Refer to the notes of the unaudited pro forma financial information for additional information regarding the basis of presentation and pro forma adjustments.
The unaudited pro forma condensed combined financial information has been prepared by Sinclair using the acquisition method of accounting in accordance with generally accepted accounting principles in the United States of America (GAAP). Sinclair is the acquirer for accounting purposes. Accordingly, consideration transferred by Sinclair to complete the acquisition has been allocated, on a preliminary basis, to identifiable assets and liabilities of the RSN Business based on estimated fair values. The Company made an allocation of the consideration transferred to the assets acquired and liabilities assumed based upon management’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed. Accordingly, the pro forma adjustments related to the allocation of consideration transferred are preliminary and have been presented solely for the purpose of providing the Financial Statements in this Current Report on Form 8-K/A. Sinclair expects to finalize the acquisition accounting as soon as practicable within the required measurement period, but in no event later than one year from the acquisition date.
The unaudited pro forma financial information does not reflect any cost savings or other synergies the management of Sinclair believe could have been achieved had the transaction been completed on the dates assumed, which are expected to be material.

SINCLAIR BROADCAST GROUP, INC.
PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2019
(in millions) (Unaudited)

	SBG Historical (as reported)	RSN Historical (as reported)	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$929	$522	$(254)	(a)	$1,197
Accounts receivable, net	590	643	—		1,233
Prepaid expenses and other current assets	117	381	(70)	(b)	428
Total current assets	1,636	1,546	(324)		2,858
Property and equipment, net	700	21	4	(b)	725
Goodwill	2,124	2,602	(17)	(b)	4,709
Indefinite-lived intangible assets	158	—	—		158
Definite-lived intangible assets, net	1,541	149	7,527	(b)	9,217
Other assets	395	1,298	(1,261)	(b),(m)	432
Total assets	$6,554	$5,616	$5,929		$18,099

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS, AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$425	$49	$—		$474
Current portion of notes payable, finance leases and commercial bank financing	25	—	40	(c)	65
Other current liabilities	76	512	(233)	(b)(k)(m)	355
Total current liabilities	526	561	(193)		894
Notes payable, finance leases and commercial bank financing, less current portion	3,763	—	8,635	(c)	12,398
Deferred tax liabilities	416	102	(102)	(k)	416
Other long-term liabilities	320	360	303	(b)(k)(m)	983
Total liabilities	5,025	1,023	8,643		14,691
Commitments and contingencies
Redeemable noncontrolling interests	—	748	985	(d)(b)(l)	1,733

STOCKHOLDERS' EQUITY
Total parent company stockholders' equity	1,569	3,776	(3,861)	(e)	1,484
Noncontrolling interest equity	(40)	69	162	(b)	191
Total equity	1,529	3,845	(3,699)		1,675
Total liabilities, redeemable noncontrolling interests, and equity	$6,554	$5,616	$5,929		$18,099

SINCLAIR BROADCAST GROUP, INC.
PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED OF JUNE 30, 2019
(in millions, except per share data) (Unaudited)

	SBG Historical (as reported)	RSN Historical	Pro Forma Adjustments		Pro Forma Combined

Revenues	$1,493	$1,941	$—		$3,434

OPERATING EXPENSES:
Media programming and production expenses	654	1,157	(1)	(b)	1,810
Media selling, general and administrative expenses	325	101	—		426
Amortization of program contract costs and net realizable value adjustments	46	—	—		46
Non-media expenses	79	—	—		79
Depreciation of property and equipment	45	5	—		50
Corporate general and administrative expenses	79	6	(8)	(j)	77
Amortization of definite-lived intangible and other assets	87	9	235	(b), (f)	331
Goodwill impairment	—	79	—		79
Gain on asset disposition and other, net of impairment	(21)	—	—		(21)
Total operating expenses	1,294	1,357	226		2,877
Operating income	199	584	(226)		557

OTHER INCOME (EXPENSE):
Interest expense and amortization of debt discount and deferred financing costs	(108)	—	(278)	(g)	(386)
Loss from equity method investments	(26)	—	—		(26)
Other income, net	8	—	—		8
Total other expense, net	(126)	—	(278)		(404)
Income before income taxes	73	584	(504)		153
INCOME TAX (PROVISION) BENEFIT	(7)	(7)	126	(i)	112
NET INCOME	66	577	(378)		265
Net income attributable to the noncontrolling interests	(2)	(61)	(39)	(h)	(102)
NET INCOME ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP	$64	$516	$(417)		$163

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP:
Basic earnings per share	$0.70				$1.77
Diluted earnings per share	$0.69				$1.75
Weighted average common shares outstanding	92				92
Weighted average common and common equivalent shares outstanding	93				93

SINCLAIR BROADCAST GROUP, INC.
PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2018
(in millions, except per share data) (Unaudited)

	SBG Historical (as reported)	RSN Historical	Pro Forma Adjustments		Pro Forma Combined

Revenues	$3,055	$3,819	$—		$6,874

OPERATING EXPENSES:
Media programming and production expenses	1,191	2,066	(3)	(b)	3,254
Media selling, general and administrative expenses	630	199	—		829
Amortization of program contract costs and net realizable value adjustments	101	—	—		101
Non-media expenses	122	—	—		122
Depreciation of property and equipment	105	10	1	(f)	116
Corporate general and administrative expenses	111	7	—		118
Amortization of definite-lived intangible and other assets	175	18	470	(b), (f)	663
Gain on asset disposition and other, net of impairment	(40)	—	—		(40)
Total operating expenses	2,395	2,300	468		5,163
Operating income	660	1,519	(468)		1,711

OTHER INCOME (EXPENSE):
Interest expense and amortization of debt discount and deferred financing costs	(292)	—	(557)	(g)	(849)
Loss from equity method investments	(61)	—	—		(61)
Other income, net	3	—	—		3
Total other expense, net	(350)	—	(557)		(907)
Income before income taxes	310	1,519	(1,025)		804
INCOME TAX (PROVISION) BENEFIT	36	(369)	254	(i)	(79)
NET INCOME	346	1,150	(771)		725
Net income attributable to the noncontrolling interests	(5)	(107)	(78)	(h)	(190)
NET INCOME ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP	$341	$1,043	$(849)		$535

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP:
Basic earnings per share	$3.38				$5.30
Diluted earnings per share	$3.35				$5.25
Weighted average common shares outstanding	101				101
Weighted average common and common equivalent shares outstanding	102				102

(1) BASIS OF PRO FORMA PRESENTATION
 On August 23, 2019, Diamond Sports Group, LLC (“Diamond”), a consolidated subsidiary of Sinclair, completed the acquisition of the RSN Business for a preliminary purchase price of $9,829 million which is subject to adjustment based upon finalization of working capital, net debt and other adjustments.
The unaudited pro forma financial information and explanatory notes give effect to the acquisition of the RSN Business by Sinclair. The Pro Forma Balance Sheet is presented as if the acquisition had occurred as of June 30, 2019. The Pro Forma Statements of Operations are presented as if the acquisition had occurred on January 1, 2018.
The pro forma adjustments give effect to events that are (1) directly attributable to the merger, (2) factually supportable and (3) with respect to the Pro Forma Statements of Operations, expected to have a continuing impact on the results of Sinclair after the closing of the transaction.
 The unaudited pro forma financial information was prepared using the acquisition method of accounting with Sinclair treated as the accounting acquirer and, therefore, the historical basis of Sinclair's assets and liabilities is not affected by the transaction. For purposes of developing the Pro Forma Balance Sheet as of June 30, 2019, the acquired RSN Business assets, including identifiable intangible assets and liabilities assumed, have been recorded at their estimated fair values with the excess purchase price assigned to goodwill. The estimated fair values assigned in the unaudited pro forma financial information are preliminary as we have not completed the detailed valuations necessary to arrive at the final estimates of the fair value of the acquired assets and liabilities. Differences between these preliminary estimates and the final amounts may have a material impact on the accompanying unaudited pro forma financial information.
The unaudited pro forma financial information is based on the historical financial statements of Sinclair and the RSN Business after giving effect to the acquisition, as well as the assumptions and adjustments described in the accompanying notes to the unaudited pro forma financial information. The unaudited pro forma financial information does not give effect to the costs of any integration activities or benefits that may result from the realization of future cost savings from operating efficiencies, or any other synergies that may result from the acquisition. Material nonrecurring charges or credits, or tax related effects resulting from the acquisition, are not reflected in the Pro Forma Statements of Operations. The unaudited pro forma financial information is presented for illustrative purposes only and are not indicative of either future results of operations or results that might have been achieved if the acquisition was consummated as of January 1, 2018. This information should be read in conjunction with the Sinclair historical financial statements incorporated by reference herein and the RSN Business financial statements and accompanying notes incorporated herein. Certain immaterial reclassifications have been made to the historical presentation of the RSN Business financial statements to conform to the presentation used in the unaudited pro forma financial information.
The acquisition of the RSN Business was financed through the issuance of a $3,300 million term loan facility, $3,050 million secured 5.375% notes, $1,825 million senior 6.625% notes, which were issued by Diamond (“Diamond Financing”), and a $700 million term loan facility issued by STG (“STG Financing”). In addition, $1,025 million of subsidiary preferred stock was issued by a consolidated indirect subsidiary of Sinclair and indirect parent of Diamond.
Acquisition accounting rules require evaluation of certain assumptions, estimates, or determination of financial statement classifications which are completed during the measurement period as defined in current accounting standards. The accounting policies of Sinclair may materially vary from those of RSN Business. During preparation of the unaudited pro forma condensed combined financial statements, management has performed a preliminary analysis and is not aware of any material differences, and accordingly, the unaudited pro forma financial information assumes no material differences in accounting policies between the two companies. Following the acquisition and during the measurement period, management will conduct a final review of the RSN Business accounting policies in order to determine if differences in accounting policies require adjustment or reclassification of the RSN Businesses results of operations or reclassification of assets or liabilities to conform to Sinclair's accounting policies and classifications. As a result of this review, management may identify differences that, when conformed, could have a material impact on this unaudited pro forma financial information.
The Pro Forma Statements of Operations include adjustments to conform the June 30th fiscal year of the RSN Business to Sinclair’s calendar year end. The fiscal year adjustments to the Pro Forma Statement of Operations for the twelve months ending December 31, 2018 were derived by subtracting the six months period ending June 30, 2019 and adding the six-month period ending June 30, 2018 to the audited statement of operations of the RSN business for the twelve-month period ending June 30, 2019 incorporated herein.

(2) PRELIMINARY PURCHASE PRICE ALLOCATION
The Pro Forma Balance Sheet has been adjusted to record the August 23, 2019 closing purchase price of $9,829 million, which included acquired cash of $823 million. The initial purchase price has been allocated to the acquired assets and assumed liabilities based on estimated fair values. The purchase price allocation presented below is based upon balances existing as of June 30, 2019; the final purchase price allocation will be based on balances existing as of August 23, 2019, the closing date of the acquisition. This purchase price allocation is preliminary pending a final determination of the fair values of the assets and liabilities. The initial allocated fair value of acquired assets and assumed liabilities is summarized as follows (in millions):

Cash and cash equivalents	$522
Accounts receivable	643
Prepaid expenses and other current assets	311
Property and equipment	25
Definite-lived intangible assets	7,676
Goodwill	2,585
Other assets	37
Accounts payable and accrued liabilities	(49)
Other current liabilities	(279)
Other long-term liabilities	(663)
Fair value of identifiable net assets acquired	10,808
Redeemable noncontrolling interests	(748)
Noncontrolling interests	(231)
Total accounting purchase price	$9,829

(3) PRO FORMA ADJUSTMENTS
        The pro forma adjustments in the Pro Forma Balance Sheet and Statements of Operations related to the acquisition of the RSN Business and the related acquisition financing as of June 30, 2019 are as follows:
(a)   The pro forma adjustments to cash assume the following (in millions):

Cash purchase price	$(9,829)
Proceeds from debt issuance, net of issuance costs	8,675
Proceeds from issuance of subsidiary preferred equity, net	985
Transaction costs	(85)
Total	$(254)
(b)   The assets acquired and liabilities assumed of the RSN Business have been adjusted to their estimated fair values as of the acquisition date, as reflected in the purchase price allocation in Note 2.
The amount allocated to definite-lived intangible assets includes the estimated fair value ascribed to customer relationships of $6,220 million and tradenames/trademarks of $16 million. These intangible assets will be amortized over the estimated weighted average remaining useful life of 13.4 years using the straight-line method.
The RSN Business customarily enters into long term agreements for the right to produce and broadcast professional and college sporting events. Consideration provided at the onset of these arrangements was reflected as prepaid sports rights and amortized over the contractual term which ranges from 1-16 years. The acquired sports rights are reflected at estimated fair value of $1,440 million in definite lived intangible assets. The pro forma adjustments to prepaid expenses and other current assets of $70 million and adjustments to other assets of $1,281 million reflect the removal of the related historical balances. The increase in value related to acquired sports rights was $89 million. The proforma adjustment to other current liabilities and other long-term liabilities includes the estimated value of acquired unfavorable rights agreements of $22 million and $117 million, respectively. The historical amortization of the acquired sports rights is reflected in media programming and production expenses, the pro forma adjustment to media programming and production expense reflects the change in amortization related to the fair value adjustments, which was immaterial.

The fair value of the acquired property and equipment will be depreciated on a straight-line basis over the weighted average estimated remaining useful life of 4.9 years.
(c)   The pro forma adjustments to current and non-current long-term debt reflect the current and non-current portions of the RSN Acquisition Financing described in Note 1, less capitalized debt issuance costs: (in millions):

Current portion of issued debt	$40
Long-term portion of issued debt	8,835
Capitalized debt issuance costs	(200)
Net change in notes payable, capital leases and commercial bank financing	$8,675
(d) The pro forma adjustment to redeemable noncontrolling interests reflects financing obtained through the issuance of subsidiary preferred equity of $985 million net of issuance costs of $40 million. The preferred equity was issued by Diamond Sports Holdings LLC (DSH), an indirect parent of Diamond and an indirect wholly-owned subsidiary of the Company. The preferred subsidiary equity is redeemable by the holder in the following circumstances (1) in the event of a change of control with respect to the Issuer, the holder will have the right (but not the obligation) to require the redemption of the securities at a per unit amount equal to the liquidation preference per share plus accrued and unpaid dividends (2) in the event of the sale of new equity interests in Diamond or direct and indirect subsidiaries to the extent of proceeds received and (3) beginning on August 23, 2027, so long as any preferred securities remain outstanding, the holder, subject to certain minimum holding requirements, or investors holding a majority of the outstanding preferred securities, may compel the Issuer and Diamond to initiate a process to sell Diamond and/or conduct an initial public offering.
(e)    Adjustments to parent company equity represent the elimination of the historical RSN Business balance and estimated transaction costs of $85 million which have not been reflected in the historical financial statements.
(f)   Represents adjustments to depreciation and amortization of acquired fixed assets and definite lived intangible assets resulting from the fair value adjustments associated with these assets and changes in the estimated useful lives.
(g)    The pro forma adjustments reflect additional interest expense, including the amortization of deferred financing costs. The unaudited pro forma financial information was prepared based upon the issuance of a $3,300 million term loan facility, $3,050 million secured 5.375% notes, $1,825 million senior 6.625% notes, which were issued by Diamond (“Diamond Financing”) and a $700 million term loan facility issued by STG (“STG Financing”). The blended interest rate utilized for the term loan financing was 5.15%. A one-eighth percent increase or decrease in the blended interest rate for the term loan financing would have increased or decreased interest expense for the year ended December 31, 2018 and the six months ended June 30, 2019 by $10 million and $5 million, respectively. The pro forma adjustment to interest expense also includes the accretion of interest of $36 million and $17 million for the twelve months ending December 31, 2018 and six months ending June 30, 2019, respectively, related to long term obligations associated with the redemption of certain non-controlling interests.
(h) Represents dividends associated with the redeemable subsidiary preferred equity of $102 million and $51 million for the twelve months ending December 31, 2018 and six months ending June 30, 2019 respectively. The redeemable subsidiary preferred equity accrues quarterly dividends equal to the 1-Month LIBOR rate plus 8% (7.5% if paid quarterly in cash) subject to annual step-ups of 0.50% beginning on August 23, 2022. The interest rate applied to the outstanding principal balance of $1,025 million was 9.5%. A one-eighth percent increase or decrease in the interest rate for the redeemable subsidiary preferred equity would have increased or decreased income attributable to noncontrolling interests for the year ended December 31, 2018 and the six months ended June 30, 2019 by $1.3 million and $0.6 million respectively. These adjustments also include the portion of pro forma adjustments that are attributable to noncontrolling interests of $24 million and $12 million for the twelve months ending December 31, 2018 and six months ended June 30, 2019, respectively.
(i)   Represents the tax impact of the pro forma adjustments utilizing a blended statutory rate of 25.2%. The pro forma provision for income taxes does not necessarily reflect the amounts that would have resulted had the RSN Business and Sinclair filed consolidated returns for the periods presented.
(j)  Includes the elimination of the transaction expenses recorded in the historical financial statements of both Sinclair and the RSN Business of $8 million for the six months ended June 30, 2019.
(k) Represents the elimination of tax liabilities reflected in the historical RSN business financial statements. The pro forma adjustment to other liabilities includes an $87 million reduction related to tax liabilities. The acquisition of the RSN business was treated as an asset acquisition for tax purposes and as a result there were no basis differences resulting from the acquisition. Tax liabilities related to uncertain tax positions and taxes payable relate solely to the predecessor owner of the RSN business and are therefore not acquired liabilities.

(l)Redeemable non-controlling interests do not reflect the redemption of $366 million of equity related to a regional sports network in California which occurred and was fully settled in July 2019.
(m) Included within the pro forma adjustments to other current liabilities and other long-term liabilities are increases of $37 million and $258 million, respectively, related to the fair value of future projected payments related to the redemption of a noncontrolling interest in one of our regional sports networks.
Included within the pro forma adjustments to other current liabilities and other long-term liabilities are increases of $6 million and $14 million, respectively, related to the adoption of the lease accounting standard (ASC 842). Included within other assets is an adjustment of $20 million related to right of use assets related to the adoption of ASC 842. The expected impact on the statement of operations is not material.
Included within the pro forma adjustments to other current liabilities and other long-term liabilities are reductions to remove deferred rent balances of $1 million and $2 million, respectively.
Included within the pro forma adjustments to other current liabilities and other long-term liabilities are increases resulting from the value of share based compensation related to the precombination period of $3 million and $2 million, respectively. These awards will be settled in cash upon vesting based upon the fair value as of the closing date of the acquisition. We expect to recognize expense of approximately $4 million over the remaining term of the awards, which range from 1-2 years.